Exhibit 21

MDC PARTNERS INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
656712 Ontario Limited (d/b/a “Onbrand”)	Ontario
939 GP Inc.	Ontario
Accent Marketing Services, L.L.C.	Delaware
Accumark Communications Inc.	Ontario
Allard Johnson Communications Inc.	Ontario
ACLC Inc.	Ontario
Ashton-Potter Canada Inc.	Ontario
Ashton-Potter Canada Ltd.	Ontario
Banjo Strategic Entertainment, LLC	Delaware
Bratskeir & Company, Inc.	Delaware
Bruce Mau Design Inc.	Ontario
Bruce Mau Design (USA) LLC	Delaware
Bryan Mills Group Ltd.	Ontario
Chinnici Direct, Inc.	Delaware
Cliff Freeman and Partners LLC	Delaware
Colle & McVoy, Inc.	Minnesota
Computer Composition of Canada Inc.	Ontario
Cormark Communications Inc.	Ontario
Crispin Porter & Bogusky LLC	Delaware
Dotglu, LLC	Delaware
e-Lab Technology Ventures Ltd.	Canada
Fletcher Martin LLC	Delaware
Hello Design, LLC	California
henderson bas partnership	Ontario
Integrated Healthcare Communications, Inc.	Ontario
Kirshenbaum Bond & Partners LLC	Delaware
Kirshenbaum Bond & Partners West, LLC	Delaware
LifeMed Media, Inc.	Delaware
Margeotes Fertitta Powell LLC	Delaware
Maxxcom Inc.	Delaware
Maxxcom Inc.	Ontario
MDC Travel Inc.	Delaware
Mono Advertising LLC	Delaware
Northstar Research Holdings Canada Inc.	Ontario
Northstar Research Partners (USA) LLC	Delaware
Pro-Image Corporation	Delaware
Source Marketing, LLC	New York
TargetCom, LLC	Delaware
The Ito Partnership, LLC	Delaware
Tree City Inc.	Ontario
Veritas Communications Inc.	Ontario
VitroRobertson LLC	Delaware
Yamamoto Moss Mackenzie Inc.	Delaware
Zig Inc.	Ontario
Zig (USA) LLC	Delaware
Zyman Group, LLC	Delaware